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            Consent of Independent Registered Public Accounting Firm


We consent to the use in this Post-Effective Amendment No. 11/Amendment No. 12 to the Registration Statement No. 333-101814/811-21266 on Form N-4 of our report dated March 19, 2007 (October 30, 2007 as to Note 7), relating to the financial statements of MetLife of CT Separate Account Twelve for Variable Annuities (formerly, The Travelers Separate Account Twelve for Variable Annuities) appearing in the Statement of Additional Information Supplement, and to the use our report dated March 6, 2007 (October 30, 2007 as to Note 15) on the consolidated financial statements and financial schedules of MetLife Life and Annuity Company of Connecticut, (the "Company") (formerly, The Travelers Life and Annuity Company) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife Inc. on July 1, 2005, and the application of the purchase method of accounting) appearing in the Statement of Additional Information Supplement, which are part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is incorporated by reference to such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
October 31, 2007